Exhibit 10.1

LICENSE AGREEMENT: CARING BRANDS / ITONIS

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into as of January 1, 2026 (the “Effective Date”), by and between Itonis Pharmaceuticals (“Itonis”), a Nevada corporation and Caring Brands, Inc. a Nevada corporation (“Caring”).

WHEREAS, Itonis has developed Emesyl and Emesyl Plus homeopathic products.

WHEREAS, Caring seeks to license, manufacture, and market Emesyl (the “Product”).

NOW, THEREFORE, Itonis and Caring hereby agree as follows:

ARTICLE I

DEFINITION

The defined terms set forth herein shall have the meanings as indicated below, except where the context otherwise requires, and shall be equally applicable in the singular or the plural forms.

1.1 ‘‘Agreement Payments” shall mean as defined in Section 5.

1.2 “Audit’’ shall mean as defined in Section 5.

1.3 “Business Day” shall mean days between and including Monday to Friday, and shall not include public holidays in USA or weekends (Saturday and Sunday).

1.4 “Inventions” shall mean discoveries, improvements, processes, formulas, data, inventions, know-how and trade secrets, patentable or otherwise, developed or invented in connection with the Products, including all intellectual property rights therein.

1.5 “Know-How” shall mean any and all proprietary or confidential information and materials (including samples of products, and active pharmaceutical ingredients and drug substances), now existing or hereafter arising, which are necessary or useful in connection with, the research, development, marketing, manufacture and having manufactured, advertising, promotion, distribution, import, or sale of the Products, whether patentable or not, including: (i) trade secrets and know-how; (ii) specifications, discoveries, inventions methods, procedures, formulas, processes, tests, assays, techniques; (iii) test data, including pharmacological, toxicological, clinical and non-clinical test data; (iv) safety and quality control data and information; and (v) technical and non-technical data and other information related to the foregoing

1.6 “Liabilities” shall mean as defined in Section 9.1.

1.7  “Net Sales” shall mean total gross revenues invoiced by Jupiter for sales of the Products less shipping and sales taxes not ultimately recovered by Jupiter.

1.8 “Net Proceeds” shall mean gross proceeds generated from sale of the Product less all transactions costs and expenses,

1.9 “Intellectual Property’’ shall mean any Patents or Trademarks (issued or filed) regarding the Product.

1.10 “Product” shall mean Itonis’ homeopathic Emesyl product.

1.11 “Territory” shall mean worldwide.

1.12 “Manufacturing” shall mean manufacture of the finished Product.

1.13 “Product Launch” shall mean first introduction of product to market.

ARTICLE II

TERM

2.1 The term of this Agreement shall commence on the Effective Date and shall continue until terminated according to the terms herein (the “Term”).

ARTICLE III

LICENSE

OBLIGATIONS

Subject to all the terms and conditions of this Agreement Itonis hereby grants to Caring Brands an exclusive, in the Territory

3.1 Caring represents and warrants that it will use its commercially reasonable efforts in marketing, Manufacturing, and selling the Product.

3.2 Within sixty (60) days of the execution of this Agreement, Itonis shall provide Caring with a technical summary of Emesyl and Emesyl Plus. This will include information on formulation and nasal spray technology, including sourcing of components, manufacturing and product stability. Itonis will also provide Caring with a list of patents, trademarks, trade secrets and any potential product improvements. In addition, Itonis will provide Caring with historical sales data, cost of goods and regulatory data to support product launch.

ARTICLE IV MANUFACTURING

4.1 By mutual consent Itonis shall provide manufactured product Caring under terms compatible with Caring’s marketing goals.

4.2 Caring shall Manufacture the Products at Caring’s cost. Caring shall keep Itonis informed as to the identity of the manufacturer selected and hired (and any changes of manufacturer), and the completion of the initial Manufacturing.

ARTICLE V ROYALTY

5.1 In consideration for the license granted herein to Caring, Caring shall pay Itonis eight percent (8%) royalty of Net Sales paid within thirty (30) days after the end of each calendar quarter concurrent with delivery of the written report and information per Section 5.3 below.

5.2 For every $200,000 in sales reached Caring Brands will receive seven percent (7%) of Itonis’s equity.

5.3. From and after the Effective Date, within thirty (30) days following the end of each calendar quarter, Caring shall furnish to Itonis a written report for the Products sold by Caring during such quarter, showing the following: (i) gross sales of each the Product; and (ii) Net Sales of the Product, including a reconciliation of the gross sales to Net Sales calculation for each element of the Net Sales calculation. Caring shall deliver the written report and information to Itonis via email to its CEO or to such other person(s) that Itonis identifies to Caring.

5.4 All payments to be made by Caring to under this Agreement shall be paid by bank wire transfer in immediately available funds to such bank account as is designated by Itonis as may be changed from time to time upon at least sixty (60) days’ prior written notice. All payments shall be made in US dollars. If, due to restrictions or prohibitions imposed by national or international authority, payments cannot be made as aforesaid, the parties shall consult with a view to finding a prompt and acceptable solution, and Caring shall make such payments in any manner as Itonis may reasonably and lawfully direct.

5.5 The amount of royalty payment in Section 4.1 shall not include any taxes. Except as otherwise expressly provided in this Agreement, each party is responsible for its own taxes based on its own income, gross receipts, capital, right or ability to do business in a jurisdiction, property, payroll or otherwise; Itonis shall be responsible for paying any and all taxes levied by the regulatory authorities of the jurisdiction(s) where Itonis is incorporated or conducts business, on account of, or measured in whole or in part by reference to any amounts payable by Caring to Itonis pursuant to this Agreement (the “Agreement Payments”). If applicable laws require the withholding of taxes, Caring shall make such withholding payments in a timely manner and shall make the Agreement Payments with deduction of such withholding payments. For the avoidance of doubt, the Agreement Payments shall be made after deduction or withholding of taxes that is required by the applicable laws from the amounts.

5.6 Caring shall maintain all records necessary to calculate the royalty stipulated in Section 5.1 during the term of this Agreement and for a period of three (3) years thereafter. Upon Itonis’s request, Caring shall permit an accounting firm designated by Itonis reasonably acceptable to Caring to audit such records, for the purpose of assuring compliance with the royalty payment in Section 5.1 (the “Audit”). The Audit shall be conducted at Itonis’s sole cost and expense and not more than once per calendar year. Itonis shall provide reasonable advance notice of an Audit at least prior to thirty (30) days of such Audit. Itonis shall and shall cause said accounting firm to treat such records as the Both parties acknowledge that the accounting firm shall disclose to Itonis in the written report only whether the Net Sales Reports are correct or incorrect and the amount of any underpayment the Audit discloses that Caring underpaid Itonis, Caring shall immediately correct any underpaid amounts, and in the event the Audit discloses that Caring underpaid Itonis in excess of five percent (5%), Caring shall additionally reimburse Itonis fr its reasonable costs and expenses associated with such Audit.

ARTICLE VI

COMPLIANCE

6.1 Authorization. Each party hereby represents and warrants to the other that: (a) it has the requisite power and authority to execute, deliver and perform this Agreement and to consummate the transactions contemplated hereby; (b) this Agreement has been duly authorized, executed and delivered by such party, constitutes legal, valid and binding obligation of such party and is enforceable against such patty in accordance with its terms; and (c) the execution of this Agreement by such party, and the performance by such patty of its obligations and duties hereunder, do not and will not violate any agreement to which such party is a party or by which it is otherwise bound.

6.2 Compliance with Applicable Laws. Caring shall comply with all laws and regulations applicable to marketing, selling and Manufacturing the Product. Without limiting the generality of the foregoing, Caring shall, at its own expense, make, obtain, and maintain in force at all times during the tenure of this Agreement, all required filings, registrations, licenses, permits and authorizations to exercise its license rights hereunder.

6.3 Status as Independent Contractor. The relationship established between Itonis and Caring by this Agreement is that of a licensor to its licensee and nothing herein contained shall be deemed to establish or otherwise create a relationship of principal and agent between Itonis and Caring represents that it is an independent contractor who will not be deemed an agent of for any purpose whatsoever and neither Caring or any of its agents or employees will have any right or authority to assume or create any obligation of any kind, whether express or implied, on behalf of Itonis.

6.4 Taxes. Caring shall bear the cost of any taxes, levies, duties and fees of any kind, nature or description whatsoever applicable to selling or importing the Products.

ARTICLE VII

ASSIGNMENT AND COMPETITION

7.1 Assignment or Sub-license. Caring may, without prior written consent of Itonis, sublicense this Agreement to any third party. Caring may, without prior written consent of Itonis, assign this Agreement to any party that is wholly owned or majority-owned by Caring, or to any third-party that resulted from or involved a merger or acquisition by which said third-party obtained or acquired Caring or Caring’s operations. All other assignments require Itonis’ prior written approval. In the event of any permitted sublicense or assignment of the Agreement in accordance with the terms thereof, Caring shall ensure that any assignee or sublicensee agrees to and complies with the terms and conditions of this Agreement. Caring shall provide written notices to Itonis of any activities under this Article 7. Caring shall remain responsible as the original licensee party under this Agreement.

ARTICLE VIII

REPRESENTATION, WARRANTY AND COVENANTS

Itonis hereby represents and warrants to Caring as of the Effective Date and covenants, as follows:

(i)	it has sufficient legal and/or beneficial rights to the Product to grant the exclusive licenses and any other rights granted to Caring hereunder, and it will not grant any licenses or rights to any other person or entity that would conflict with the exclusive licenses and any other rights granted to Caring hereunder.

(ii)	Itonis is the sole and exclusive owner of the entire right, title and interest in the Emesyl Technologies free and clear of any lien, or claim of ownership of any third party.

(iii)	Itonis has not previously entered into any agreement, whether written or oral, with respect to the assignment, transfer, license, conveyance or encumbrance of, or othe1wise assigned, transferred, licensed, conveyed or encumbered its right, title, or interest to develop, market, manufacture and have manufactured, sell, advertise, promote and distribute the Products, including by granting any covenant not to use with respect thereto.

(iv)	there are no legal proceedings pending, Itonis has not received written notice, and to the best of Itonis’s knowledge, there are no claims;

(A)	that is challenging the ownership, validity or enforceability of the Product,

(B)	that the use or practice in the development, manufacture or commercialization of the Products docs or would infringe, violate or misappropriate the intellectual prope1ty rights of a third Party; or

(C)	that is otherwise involving any Itonis IP.

(v)	to the best of Itonis’s knowledge, there exists no patents of third parties that would be infringed by the parties to perform their obligations hereunder;

(vii)	to the best of Itonis’s knowledge, all information and data related to the Product provided in writing or any other tangible form by or on behalf of Itonis to Caring on or before the Effective Date (including the information made available by or on behalf of Itonis to Caring for the purpose of the due diligence performed by Caring) is true and accurate and not misleading in any material respects, and Itonis has disclosed or made available to Caring any such information or data which would reasonably interpreted as material in the pharmaceutical business to Caring’s decision to enter into this Agreement; and

(viii)	all information and data related to the Product provided by or on behalf of Itonis to Caring before, or after the Effective Date, to be incorporated into regulatory document is accurate.

ARTICLE IX

INDEMNIFICATION AND LIMITATION ON LIABILITY

9.1 Itonis Indemnity. Itonis shall indemnify, defend and hold harmless Caring, its affiliates, officers, directors, agents and employees against, any and all loss, liability, third party liability, claims, allegations, losses, damages, suits, demands, actions, proceedings, judgements, costs or expenses (including attorneys’ fees and expenses as reasonably incurred) (collectively, the “Liability”) arising out of or relating to (i) any breach by Itonis of any of its representations warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of Itonis or its employees, officers, directors or agents performing any activities or obligations hereunder, or (iii) the infringement of the patent, copyright, trademark, trade secret or other intellectual property rights of any third party arising out of Caring’s activities conducted in compliance with this Agreement. Provided that in the case of any third-party claim, Caring shall (a) promptly notify Itonis of the claim (in any event, within twenty (20) days after Caring becomes aware of the claim), (b) authorize and allow Itonis to have sole control of the defense and settlement of the claim, and (c) provide all information and cooperation reasonably requested by Caring at Itonis’s expense.

9.2 Caring Indemnity. Caring shall indemnify and hold harmless Itonis, its affiliates, officers, directors, agents and employees against the Liability arising out of or relating to (i) any breach by Caring of any of its representations warranties or obligations under this Agreement, (ii) the gross negligence or willful misconduct of Caring or its employees, officers, directors or agents in performing any activities or obligations hereunder, or (iii) the infringement of the patent, copyright, trademark, trade secret or other intellectual property rights of any third party arising out of Caring’s activities not conducted in compliance with this Agreement. Provided that in the case of any third-party claim, Itonis shall (a) promptly notify Caring of the claim (in any event, within twenty (20) days after Itonis becomes aware of the claim) (b) authorize and allow Caring to have sole control of the defense and settlement of the claim, and (c) provide all information and cooperation reasonably requested by Caring at Caring’s reasonable expense.

9.3 Insurance. Caring shall obtain appropriate liability insurance covering its activities under this Agreement concerning the marketing, Manufacturing, and selling of the Product. Caring shall also include Itonis as an “Additional Insured” in said insurance, and provide to Itonis a copy of the certificate of insurance naming Itonis as an Additional Insured, along with a copy of the insurance Declaration Pages.

9.4 Disclaimers. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY OTHER WARRANTIES EXPRESSLY OR IMPLIED

ARTICLE X TERMINATION

10.1 Termination for Breach. In the event of a material breach by a party to this Agreement, the non-breaching party has a right to terminate this Agreement with a thirty (30) days prior written notice; provided, the breaching party had failed to cure the breach within fifteen (15) days from the elate of receiving the notice. If the breach is cured within this window, the termination notice shall automatically be deemed to have been withdrawn.

10.2 Termination. Caring has the right to terminate this Agreement with thirty (30) days prior written notice to Itonis.

10.3 Upon Termination In the event this Agreement is terminated; the licenses herein shall terminate, Caring shall deliver final reports and pay Itonis any owed Agreement Payments, per Article 5 herein by not later than one week after the effective date of said termination, Caring shall concurrently transfer ownership of any confidential data to Itonis, and if the termination is under Section 4.6, Itonis shall make the payments to Caring as described therein.

10.4 Termination of Exclusivity. In the event that Caring’s sales of the Product are $25,000 or less (as reported via Article 5 herein) for each of four consecutive quarters, the exclusivity granted by this Agreement to Caring for the Territory shall terminate immediately, and all other terms in this Agreement shall remain in full force and effect. This clause shall be effective and commence as of the full calendar quarter following the launch of Product on the market.

10.5 Termination by Itonis. In the event that Caring has achieved the $200,000 sales target (per Section 5.2 herein) for any eight reported quarters, which do not need to be consecutive, Itonis shall have the right to terminate this Agreement, without any penalty to Itonis, and the Parties are to discuss a new agreement that is more suitable and reflective of Caring’s sales.

ARTICLE XI PROPRIETARY INFORMATION

11.1 Itonis and Caring each acknowledges that it may, in the course of performing its obligations under this Agreement, have access to the confidential, proprietary and commercially valuable information disclosed by the other party including, but not limited to, non-public information concerning the other party’s products, business partners and employees, customers and future plans.

11.2 The parties shall deem and presume that all information exchanged or shared in performance under this Agreement are confidential and proprietary fully subject to this Article 11. Accordingly, neither party may use or disclose any such information except for use under the terms of this Agreement.

11.3 Neither party shall issue a press release or make a public statement of any type, including but not limited to advertisement, that mentions the other party or the Product, unless agreed in writing by the other party.

ARTICLE XII MISCELLANEOUS

12.1 Governing Law: Jurisdiction. This Agreement shall be governed by and construed in accordance with the law of the State of Florida without regard to conflict of law provisions. Any disputes arising out of or in relation to this Agreement shall be settled by arbitration under the American Arbitration Association. The proceeding of arbitration shall be conducted in English and one (I) arbitrator shall be appointed for the proceeding in accordance with the said rule. The result of the arbitration shall be final and binding the Parties.

12.2 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows or as subsequently modified by written notice given in accordance with this Section 12.2.

if to Itonis, to:

Address: 25422 Trabuco Road,

Suite 105-297, Lake Forest, CA 92630

Attn: Mark Cheung

if to Caring, to:

Address:

130 S Indian River Drive

Suite 202 PBM# 1232

Fort Pierce, FL 34950

Attn: Glynn Wilson

All notices given or made pursuant to this Agreement shall be deemed effectively given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) one (1) business day after deposit with a nationally-recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) by email with receipt acknowledged.

12.3 Severability. If any term or provision of this Agreement shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement shall not be affected thereby, and each remaining term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

12.4 Reservation of Rights. Neither party shall receive any rights under this Agreement except for those rights expressly and unambiguously set forth herein.

12.5 Entire Agreement. This Agreement represents the complete agreement and understanding between Itonis and Caring with respect to the subject matter herein and supersedes any other prior written or oral agreement with respect to the subject matter herein. The term and conditions of this Agreement may only be modified in a writing signed by both parties.

12.6 Recovery of Costs. In any action to enforce or declare rights under this Agreement, the prevailing party shall be entitled to recover costs and reasonable attorneys’ fees.

12.7 No Implied Waiver. Any failure by either party to enforce any of the terms and provisions of this Agreement shall not be considered a continuing waiver of that party’s right thereafter to enforce such terms and provisions. No provision of this Agreement shall be deemed waived unless such waiver is in writing signed by both parties.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed in duplicate by their duly authorized representatives.

Caring Brands, Inc.		Itonis, Inc.

By:		By:

Name:	Glynn Wilson	Name:	Mark Cheung
Title:	Title: CEO	Title:	CEO